Exhibit 10.1

LOAN AGREEMENT

This Agreement dated as of February 25, 2022, is between Bank of America, N.A. (the “Bank”) and RF Industries, Ltd., a Nevada corporation (the “Borrower”).

1.	DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1	“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

1.2	“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

1.3	“Guarantor” means any person, if any, providing a guaranty with respect to the obligations hereunder.

1.4

“Material Adverse Effect” means a material adverse effect, considered in the aggregate, on the business, assets, operations or financial condition of the Borrower or ability to repay its obligations as contemplated hereunder or under any document executed in connection with this Agreement.

1.5	“Obligor” means any Borrower, Guarantor and/or Pledgor, or if the Borrower is comprised of the trustees of a trust, any trustor.

1.6

“Permitted Acquisition” means any purchase or acquisition of all or substantially all of the assets of any other person or the purchase or acquisition, whether by merger, consolidation or otherwise, of all of the equity interests of another Person so long as: (a) no default or event of default then exists under this Agreement, (b) after giving effect to such acquisition, the Borrower is in compliance on a pro forma basis with the financial covenants set forth in Paragraphs 8.3, 8.4 and 8.5 of this Agreement and (c) the purchase consideration payable in respect to any Permitted Acquisition shall not exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate for all Permitted Acquisitions during the term of this Agreement.

1.7	“Pledgor” means any person, if any, providing a pledge of collateral with respect to the obligations hereunder.

2.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

2.1	Line of Credit Amount.

(a)

During the availability period described below, the Bank will provide a line of credit to the Borrower (the “Line of Credit”). The amount of the Line of Credit (the “Facility No. 1 Commitment”) is Three Million and No/100 Dollars ($3,000,000.00).

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)

The Borrower agrees not to permit the principal balance outstanding under the Line of Credit to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

2.2	Availability Period.

The Line of Credit is available between the date of this Agreement and March 1, 2024, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).

2.3	Repayment Terms.

(a)

The Borrower will pay interest on the principal amount of the Line of Credit outstanding, as of April 1, 2022, and then on the same day of each month thereafter until payment in full of all principal outstanding under this facility.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date.

(c)

The Borrower may prepay any amounts outstanding under the Line of Credit, in full or in part at any time, without penalty or fee. The prepayment will be applied to the most remote payment of principal due under this Agreement.

2.4	Interest Rate.

(a)	The interest rate is a rate per year equal to the BSBY Daily Floating Rate plus 2.00 percentage point(s).

(b)

The BSBY Daily Floating Rate is a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the BSBY Screen Rate for U.S. Dollar deposits two Business Days prior to the date of determination for a one month term beginning on that date; provided that if such rate is not published on such determination date then the rate will be the BSBY Screen Rate on the first Business Day immediately prior thereto. “BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate (“BSBY”) administered by Bloomberg Index Services Limited and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Bank from time to time). If at any time the BSBY Daily Floating Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. For purposes of this paragraph only, a “Business Day” is a day other than a Saturday or a Sunday on which banks are open for business in the State of New York.

3.	FACILITY NO. 2: FIXED RATE TERM LOAN AMOUNT AND TERMS

3.1	Loan Amount.

The Bank agrees to provide a term loan to the Borrower in the amount of Seventeen Million and No/100 Dollars ($17,000,000.00) (the “Facility No. 2 Commitment”).

3.2	Availability Period.

The loan is available in one disbursement from the Bank between the date of this Agreement and March 15, 2022, unless the Borrower is in default.

3.3	Interest Rate.

The interest rate is 3.76% per year.

3.4	Repayment Terms.

(a)	The Borrower will pay interest on April 1, 2022, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)

The Borrower will repay principal in equal installments of Two Hundred Two Thousand and No/100 Dollars ($202,000.00) beginning on April 1, 2022, and on the same day of each month thereafter, and ending on March 1, 2027 (the “Repayment Period”). In any event, on the last day of the Repayment Period, the Borrower will repay the remaining principal balance plus any interest then due.

(c)	The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under the Term Loan.

3.5	Prepayments.

(a)

The Borrower may prepay the Term Loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under the Term Loan. Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and, if the prepayment is made prior to the expiration of the Fixed Rate Term with respect to any principal amount that accrues interest at a fixed rate, a prepayment fee calculated by the Bank. The prepayment fee will be equal to the present value of the difference, if positive, between (i) the sum of the interest payments that would have accrued through the end of the Fixed Rate Term on each prepaid installment of principal at a fixed interest rate for such installment equal to the Original Funding Rate, as if the prepayment had not been made, less (ii) the sum of the interest payments that would have accrued on each prepaid installment of principal at a fixed interest rate for such installment equal to the Reinvestment Rate, as if the prepayment had not been made.

(b)

The following definitions will apply to the calculation of the prepayment fee: (i) “Fixed Rate Term” means the full term of the credit during which the interest rate was fixed on the principal amount prepaid, (ii) “Original Funding Rate” means with respect to any prepaid installment of principal, the Swap Rate on the date the interest rate was fixed by the Bank on the principal amount prepaid for a term corresponding to a period of time equal to the Fixed Rate Term, interpolated, if necessary, (iii) “Reinvestment Rate” means with respect to any prepaid installment of principal, the Swap Rate on the date the prepayment fee is calculated by the Bank for a term corresponding to the period of time remaining until such principal installment was scheduled to be made, interpolated, if necessary, and (iv) “Swap Rate” means, as of any date, the offered U.S. Dollar interest rate swap rate for a fixed rate payer determined by the Bank on such date by reference to the Bloomberg service or such other similar data source then used by the Bank for determining such rate.

4.	COLLATERAL

4.1	Personal Property.

The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement or, if the collateral is owned by a Guarantor, will secure the guaranty, if so indicated in the security agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral.

(a)

All accounts, and all chattel paper, instruments, deposit accounts, letter of credit rights, and general intangibles related thereto owned by the Borrower, Rel-Tech Electronics, Inc., a Connecticut corporation (“Rel-Tech Electronics, Inc.”), Cables Unlimited, Inc., a New York corporation (“Cables Unlimited, Inc.”), C Enterprises, Inc., a California corporation (“C Enterprises, Inc.”), Schroff Technologies International, Inc., a Rhode Island corporation (“Schroff Technologies International, Inc.”), and Microlab/FXR LLC, a New Jersey limited liability company (“Microlab/FXR LLC”); and all returned or repossessed goods which, on sale or lease, resulted in an account.

(b)	All inventory owned by the Borrower, Rel-Tech Electronics, Inc., Cables Unlimited, Inc., C Enterprises, Inc., Schroff Technologies International, Inc. and Microlab/FXR LLC.

(c)

All equipment and fixtures now owned or hereafter acquired by the Borrower, Rel-Tech Electronics, Inc., Cables Unlimited, Inc., C Enterprises, Inc., Schroff Technologies International, Inc. and Microlab/FXR LLC.

(d)

All of the Borrower’s, Rel-Tech Electronics, Inc.’s, Cables Unlimited, Inc.’s, C Enterprises, Inc.’s, Schroff Technologies International, Inc.’s and Microlab/FXR LLC’s deposit accounts with the Bank, including any renewals or rollovers of the deposit accounts, any successor accounts, and any general intangibles and choses in action arising therefrom or related thereto.

(e)

All instruments, chattel paper, documents, certificates of deposit, securities and investment property of every type owned by the Borrower, Rel-Tech Electronics, Inc., Cables Unlimited, Inc., C Enterprises, Inc., Schroff Technologies International, Inc. and Microlab/FXR LLC.

(f)

All general intangibles owned by the Borrower, Rel-Tech Electronics, Inc., Cables Unlimited, Inc., C Enterprises, Inc., Schroff Technologies International, Inc. and Microlab/FXR LLC, including all good will connected with or symbolized by any of such general intangibles.

(g)	All negotiable and nonnegotiable documents of title covering any collateral.

(h)	All accessions, attachments and other additions to the collateral, and all tools, parts and equipment used in connection with the collateral.

(i)

All substitutes or replacements for any collateral, all cash or non-cash proceeds (including insurance proceeds), products, rents and profits of the Collateral, and all income, benefits and property receivable on account of the collateral, and all supporting obligations covering any collateral.

(j)

All books, data and records pertaining to any collateral, whether in the form of a writing, photograph, microfilm or electronic media, including but not limited to any computer-readable memory and any computer software necessary to process such memory.

5.	LOAN ADMINISTRATION AND FEES

5.1	Fees.

The Borrower will pay to the Bank the fees set forth on Schedule 4.1.

5.2	Collection of Payments; Payments Generally.

(a)

Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement, or by such other method as may be permitted by the Bank.

(b)

Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

(c)	All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

5.3	Borrower’s Instructions.

Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower (if an individual), or by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

5.4	Direct Debit.

(a)

The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from deposit account number CA 325077106052 owned by the Borrower, or such other accounts with the Bank as designated in writing by the Borrower (the “Designated Account”). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.

(b)

The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 1.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

5.5	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

5.6	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

5.7	Default Rate.

Upon the occurrence and during the continuation of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

5.8	Successor Rate.

If the BSBY Daily Floating Rate (the “Rate”) is not available at such time for any reason or the Bank makes the determination to incorporate or adopt a new interest rate to replace the Rate in credit agreements, then the Bank may replace the Rate with an alternate interest rate and adjustment, if applicable, as reasonably selected by the Bank, giving due consideration to any evolving or then existing conventions for such interest rate and adjustment (any such successor interest rate, as adjusted, the “Successor Rate”). In connection with the implementation of any Successor Rate, the Bank will have the right, from time to time, in good faith to make any conforming, technical, administrative or operational changes to this Agreement as may be appropriate to reflect the adoption and administration thereof and, notwithstanding anything to the contrary herein or in any other loan document, any amendments to this Agreement implementing such conforming changes will become effective upon notice to the Borrower without any further action or consent of the other parties hereto. If at any time any Successor Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

6.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

6.1	Authorizations.

If the Borrower or any other Obligor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such Obligor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2	Governing Documents.

If required by the Bank, a copy of the Borrower’s organizational documents.

6.3	KYC Information.

(a)

Upon the request of the Bank, the Borrower shall have provided to the Bank, and the Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

(b)	If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to the Bank if so requested.

6.4	Guaranties.

Guaranties signed by Rel-Tech Electronics, Inc., Cables Unlimited, Inc., C Enterprises, Inc. and Schroff Technologies International, Inc.

6.5	Security Agreements.

Signed original security agreements and pledge agreements covering the personal property collateral which the Bank requires.

6.6	Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in accordance with the terms of this Agreement, in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing.

6.7	Payment of Fees.

Payment of all fees, expenses and other amounts due and owing to the Bank under this Agreement. If any fee is not paid in cash, the Bank may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the loan proceeds.

6.8	Good Standing.

Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

6.9	Insurance.

Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

7.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

7.1	Formation.

If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

7.2	Authorization.

This Agreement, and any instrument or agreement required under this Agreement, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3	Good Standing.

In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name (e.g. trade name or d/b/a) statutes.

7.4	Government Sanctions.

(a)

The Borrower represents that no Obligor, nor any affiliated entities of any Obligor, including in the case of any Obligor that is not a natural person, subsidiaries nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any other Obligor is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any other Obligor located, organized or resident in a country or territory that is the subject of Sanctions.

(b)

The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

7.5	Financial Information.

All financial and other information that has been or will be supplied to the Bank presents fairly in all material respects Borrower’s (and any other Obligor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no Material Adverse Effect on the Borrower or any other Obligor.

7.6	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened in writing against the Borrower or any other Obligor which, if lost, would impair the Borrower’s or such Obligor’s financial condition or ability to repay its obligations as contemplated by this Agreement or any other agreement contemplated hereby, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

7.7	Other Obligations.

The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

7.8	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of income tax for itself for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank prior to the date of this Agreement; provided, that the Borrower shall not be required to pay and it shall not constitute a breach of this Paragraph 7.8 if Borrower fails to pay, any such tax, assessment, charge or levy that is being contested in good faith by appropriate proceedings.

7.9	PACE Financing.

The Borrower has not entered into any Property Assessed Clean Energy (“PACE”) or similar energy efficiency or renewable energy financing and has no knowledge of any pending assessments or adjustments in connection therewith.

7.10	Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, other than the liens permitted under Paragraph 8.8, except those which have been approved by the Bank in writing.

7.11	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under Article 9 of this Agreement.

7.12	ERISA Plans.

(a)

Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a material adverse effect.

(b)	With respect to any Plan subject to Title IV of ERISA:

(i)	No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

(c)	The following terms have the meanings indicated for purposes of this Agreement:

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(ii)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)	“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)

“Plan” means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

7.13	No Plan Assets.

The Borrower represents that, as of the date hereof and throughout the term of this Agreement, no Borrower or Guarantor, if any, is (1) an employee benefit plan subject to Title I of the ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

7.14	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.15	No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower or any other Obligor is bound.

7.16	Permits, Franchises.

The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.17	Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

8.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full, the Borrower shall:

8.1	Use of Proceeds.

(a)	To use the proceeds of the Facility No. 1 Commitment only for general working capital.

(b)	To use the proceeds of the Facility No. 2 Commitment only to acquire Microlab/FXR LLC.

8.2	Financial Information.

To provide the following financial information and statements and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)	Copies of the Form 10-K Annual Report and Form 10-Q Quarterly Report for the Borrower within 60 days after the date of filing with the Securities and Exchange Commission.

8.3	Fixed Charge Coverage Ratio.

To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.25:1.0, measured as of the last day of each calendar quarter.

“Fixed Charge Coverage Ratio" means the ratio of (a) the sum of EBITDA, minus income tax, minus $250,000 as a proxy for Maintenance Capital Expenditure (“MCAPEX”), minus dividends, withdrawals, and other distributions, to (b) the sum of interest expense, the current portion of long term debt and the current portion of capitalized lease obligations.

“EBITDA" means net income, less income or plus loss from discontinued operations and unusual and infrequent items, including non-recurring expenses related to acquisition, (agreed to at the sole discretion of the Bank), plus non-cash stock compensation, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization.

At quarter end April 30, 2022, EBITDA shall be calculated using the results of the discrete quarter. Fixed charges including MCAPEX shall be prorated for one quarter.

At quarter end July 31, 2022, EBITDA shall be calculated using the cumulative data beginning February 1, 2022 (two quarters of data). Fixed charges including MCAPEX shall be prorated for two quarters.

At quarter end October 31, 2022, EBITDA shall be calculated using cumulative data beginning February 1, 2022 (three quarters of data). Fixed charges including MCAPEX shall be prorated for three quarters.

At quarter end January 31, 2023 and thereafter the covenant shall be calculated on a trailing twelve-month basis.

8.4	Funded Debt to EBITDA Ratio.

To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 3.00:1.0, measured as of the last day of each calendar quarter.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities.

“EBITDA” means net income, less income or plus loss from discontinued operations and unusual and infrequent items, including non-recurring expenses related to acquisition, (agreed to at the sole discretion of the Bank), plus non-cash stock compensation, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

EBITDA shall be calculated as described in the Fixed Charge Coverage Ratio covenant above for the April 30, 2022, July 31, 2022, and October 31, 2022 periods and annualized for calculation purposes. At quarter end January 31, 2023 and thereafter EBITDA shall be calculated on a trailing twelve-month basis.

8.5	Minimum EBITDA.

To maintain for the discrete quarterly period ending January 31, 2022 only (prior to closing of the transaction) EBITDA of at least Six Hundred Thousand and No/100 Dollars ($600,000.00).

“EBITDA” means net income, less income or plus loss from discontinued operations and unusual and infrequent items, including non-recurring expenses related to acquisition, (agreed to at the sole discretion of the Bank), plus non-cash stock compensation, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization.

8.6	Bank as Principal Depository.

To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

8.7	Other Debts.

Not to have, and to cause each other Obligor not to have, outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable, and to cause each other Obligor not to become liable, for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(c)

Indebtedness incurred in connection with capital leases and Indebtedness incurred for the purchase of capital equipment in an aggregate amount not to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) outstanding at any given time.

(d)	Indebtedness of any Borrower or Obligor to any other Borrower or Obligor, so long as after such transaction, no default under this Agreement will exist.

(e)

Unsecured contingent liabilities in respect of any purchase price adjustment, earn-out provision, deferred compensation agreement or other indemnity obligations owing to the seller(s) in connection with the acquisition of Microlab/FXR LLC.

8.8	Other Liens.

Not to, and to cause each other Obligor not to, create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower or such Obligor now or later owns without the Bank’s written consent. This does not prohibit:

(a)	Liens and security interests in favor of the Bank or any affiliate of the Bank.

(b)	Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d)

Any lien or deposit with any governmental agency required or permitted to qualify such Borrower or Obligor to conduct business or exercise any privilege, franchise or license, or to maintain self-insurance or to obtain the benefits of or secure obligations under any law pertaining to worker’s compensation, unemployment insurance, pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, or any similar lien or deposit arising in the ordinary course of business.

(e)

Any mechanic’s, worker’s, materialmen’s, repairmen’s, carrier’s, landlord’s warehousemen’s or other like liens arising in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves have been established, or deposits made to obtain the release of such liens.

(f)

Easements, leases, special assessments, rights of way covenants, conditions, restrictions and reservations of record, zoning and building laws, licenses, minor irregularities in title or other similar encumbrances on or over any real property which are incurred in the ordinary course of business and do not, in the aggregate, materially detract from its usefulness in the ordinary course of business of Borrower or any Obligor;

(g)

Liens created by or resulting from any litigation or legal proceeding not giving rise to default under this Agreement, or which is being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established.

(h)	Normal and customary rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions.

(i)

Any interest or title of a lessor, sublessor, licensee, licensor, sublicensee or sublicensor under any lease, sublease or license (including intellectual property, software and other technology licenses) entered into in the ordinary course of business.

(j)

Liens to secured Indebtedness incurred in accordance with Section 8.7(c), provided that such liens attach only to the fixed assets acquired in connection with the incurrence of such Indebtedness and the proceeds thereof.

8.9	Maintenance of Assets.

(a)

Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except (i) inventory sold in the ordinary course of the Borrower’s business, (ii) dispositions of equipment that is obsolete, worn-out or no longer used or useful, (iii) dispositions of assets which are subject to casualty or condemnation, (iv) dispositions of assets which are traded-in for assets that are not materially less in value than the assets traded in, (v) dispositions of Investments permitted under this Agreement, (vi) dispositions of assets with a net book value of not more than One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate, in any fiscal year, (vii) any intercompany disposition of assets among the Borrower and Obligors or among the Obligors, and (viii) dispositions of assets in connection with any reorganization permitted under this Agreement.

(b)	[Reserved.]

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has that are necessary to enable it to conduct the business in which it is now engaged.

(e)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

(f)	To execute and deliver such documents as the Bank deems necessary to create, perfect and continue the security interests contemplated by this Agreement.

8.10	Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions to any individual or entity (collectively, “Investments”), except for:

(a)	Existing investments disclosed to the Bank in writing prior to the date of this Agreement.

(b)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

(c)	Investments by Borrower in any Obligor.

(e)	Investments by Borrower or any Obligor in any subsidiary of any Obligor.

(f)	Investments by Borrower or any Obligor constituting a Permitted Acquisition.

8.11	Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity (collectively, “Loans”), except for:

(a)	Existing extensions of credit disclosed to the Bank in writing prior to the date of this Agreement.

(b)	Extensions of credit to the Borrower’s current subsidiaries or affiliates.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(d)	Borrower and each Obligor may make intercompany Loans to any other Borrower or Obligor and any subsidiary of any Obligor.

8.12	Reserved.

8.13	Change of Ownership.

Not to cause, permit, or suffer any Change in Control. For purposes of this Agreement, “Change in Control” means any of the following: (i) the acquisition by an individual, entity, or group of the beneficial ownership of more than fifty percent (50%) of the total voting power of all of the capital stock of the Borrower or (ii) the sale of substantially all of the Borrower’s assets or a merger or sale of stock wherein the holders of the Borrower’s capital stock immediately prior to such sale do not hold at least a majority of the outstanding capital stock of the Borrower or its successor immediately following such sale.

8.14	Additional Negative Covenants.

Not to, without the Bank’s written consent:

(a)

Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company except: (i) the acquisition of Microlab/FXR LLC, (ii) the merger or consolidation of any Obligor or any subsidiary of the Borrower or any Obligor, into or with any Obligor or Borrower in a transaction in which the surviving entity is the Borrower or any Obligor, (iii) Investments permitted by Paragraph 8.10, and (iv) Loans permitted by Paragraph 8.11.

(b)	Acquire or purchase a business or all or substantially all of the assets of a business, except as permitted by Paragraph 8.10.

(c)	Engage in any business activities substantially different from the Borrower’s present business.

(d)	Liquidate or dissolve any Obligor’s business.

(e)	Voluntarily suspend its business for a period of greater than thirty (30) days.

(f)	Apply for or accept any PACE or similar energy efficiency or renewable energy financing.

(g)

With respect to any Obligor which is a limited liability company, adopt a plan of division or divide itself into two or more limited liability companies (pursuant to a “plan of division” under Section 18-217 of the Delaware Limited Liability Company Act or a similar arrangement under any other applicable state statute).

8.15	Notices to Bank.

To promptly notify the Bank in writing of:

(a)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(b)

Any change in any Obligor’s name, legal structure, principal residence, or name on any driver’s license or special identification card issued by any state (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Obligor has more than one place of business.

(c)	Any lawsuit against the Borrower or any other Obligor in which the claim for damages exceeds Five Hundred Thousand and No/100 Dollars ($500,000.00).

(d)	Any substantial dispute between any governmental authority and the Borrower or any other Obligor.

(e)

Any actual contingent liabilities in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) of the Borrower or any Obligor, and any such contingent liabilities which are reasonably foreseeable.

8.16	Insurance.

(a)

General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Obligor’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for such Obligor’s business. Each policy shall include a cancellation clause in favor of the Bank.

(b)

Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, flood coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.17	Compliance with Laws.

To comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not result in a Material Adverse Effect, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of any Obligor.

8.18	Books and Records.

To maintain adequate books and records, including complete and accurate records regarding all Collateral.

8.19	Audits; Exams.

To allow the Bank and its agents to inspect the Borrower’s properties, conduct field exams and appraisals and examine, audit, and make copies of books and records upon reasonable notice and during normal business hours. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

8.20	Perfection of Liens.

To help the Bank perfect and protect the security interests and liens contemplated by this Agreement and the other documents executed or delivered in connection with this Agreement, and reimburse it for related costs it incurs to protect its security interests and liens.

8.21	Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.22	Patriot Act; Beneficial Ownership Regulation.

Promptly following any request therefor, to provide information and documentation reasonably requested by the Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

8.23	No Consumer Purpose.

Not to use this loan for personal, family, or household purposes. The Bank may provide the Borrower (or any other Obligor) with certain disclosures intended for loans made for personal, family, or household purposes. The fact that the Bank elects to make such disclosures shall not be deemed a determination by the Bank that the loan will be used for such purposes.

9.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following without prior notice except as required by law or expressly agreed in writing by Bank: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy/Receivers,” below with respect to any Obligor, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1	Failure to Pay.

The Borrower fails to make a payment under this Agreement when due.

9.2	Other Bank Agreements.

(i) Any default occurs under any other document executed or delivered in connection with this Agreement, including without limitation, any note, guaranty, subordination agreement, mortgage or other collateral agreement (after giving effect to any grace or cure period contained therein), (ii) any Obligor purports to revoke or disavow any guaranty or collateral agreement provided in connection with this Agreement; (iii) any representation or warranty made by any Obligor is false in any material respect when made or deemed to be made; or (iv) any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank.

9.3	Cross-default.

Any default occurs under any agreement in connection with any credit any Obligor or any of the Borrower’s related entities or affiliates has obtained from anyone else or which any Obligor or any of the Borrower’s related entities or affiliates has guaranteed.

9.4	False Information.

The Borrower or any other Obligor has given the Bank false or misleading information or representations.

9.5	Bankruptcy/Receivers.

Any Obligor or any general partner of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties which is not dismissed, bonded in full or discharged within a period of sixty (60) days, or any Obligor, or any general partner of any Obligor makes a general assignment for the benefit of creditors; or a receiver or similar official is appointed for a substantial portion of any Obligor’s business; or the business is terminated, or such Obligor is liquidated or dissolved.

9.6	Lien Priority.

The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

9.7	Judgments.

Any judgments or arbitration awards are entered against any Obligor in an aggregate amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) or more in excess of insurance coverage.

9.8	Reserved.

9.9	Material Adverse Change.

A Material Adverse Effect occurs for any Obligor.

9.10	Government Action.

Any government authority takes action that the Bank believes results in a Material Adverse Effect.

9.11	ERISA Plans.

A reportable event occurs under Section 4043(c) of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs; provided such event or events could reasonably be expected, in the judgment of the Bank, to have a material adverse effect.

9.12	Covenants.

Any default in the performance of or compliance with any obligation, agreement or other provision contained in this Agreement (other than those specifically described as an event of default in this Article).

9.13	Forfeiture.

A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of Borrower or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith.

9.14	Microlab/FXR LLC.

The Borrower fails to deliver to the Bank, within sixty (60) days after the disbursement of any portion of the Facility No. 2 Commitment, any of the following:

(a)	An updated post-acquisition operating agreement for Microlab/FXR LLC.

(b)	A clean updated New Jersey UCC search for Microlab/FXR LLC.

(c)	An updated New Jersey good standing for Microlab/FXR LLC.

(d)	A fully-executed Certificate of Limited Liability Company (Authorization to Guaranty) for Microlab/FXR LLC on the Bank’s form.

(e)	A fully-executed Continuing and Unconditional Guaranty from Microlab/FXR LLC.

(d)	A fully-executed Security Agreement (Multiple Use) from Microlab/FXR LLC.

10.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied; provided, however, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements of the Borrower for the most recently ended fiscal year prior to the date of this Agreement for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes.

10.2	Governing Law.

Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of California (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

10.3	Venue and Jurisdiction.

The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower or any Obligor in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where any Borrower, any other Obligor, or any Collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

10.4	Successors and Assigns.

This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan and the related loan documents, and may exchange information about the Borrower and any other Obligor (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.5	Dispute Resolution Provision.

This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” The Bank and the Borrower (and any other party to this Agreement) agree that this Dispute Resolution Provision is a material inducement for their entering into this Agreement.

(a)

Scope. This Dispute Resolution Provision concerns the resolution of any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses (collectively, a “Claim” or “Claims”) between the Bank, on the one hand, and the Borrower and/or any Obligor, on the other hand (each side being, for the purposes of this Dispute Resolution Provision, a “Party” and the two sides together being the “Parties”), regardless of whether based on federal, state, or local law, statute, ordinance, regulation, contract, common law, or any other source, and regardless of whether foreseen or unforeseen, suspected or unsuspected, or fixed or contingent at the time of this Agreement, including but not limited to Claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement. For the purposes of this Dispute Resolution Provision only, the terms “Bank” or Party or Parties (to the extent referring to or including the Bank) shall include any parent corporation, subsidiary or affiliate of the Bank.

(b)

Judicial Reference. Any Claim brought by any Party in a California state court shall be resolved by a general reference to a referee (or a panel of referees) as provided in California Code of Civil Procedure Section 638. The referee (or presiding referee of the panel) shall be a retired Judge or Justice of the California state court system. The referee(s) shall be selected by mutual written agreement of the parties. If the parties do not agree, the referee(s) shall be selected by the Presiding Judge of the Court (or his or her representative) as provided in California Code of Civil Procedure Section 640. The referee(s) shall hear and determine all issues relating to the Claim, whether of fact or of law, and shall do so in accordance with the laws of the Governing Law State and the California rules of evidence and civil procedure, and shall report a statement of decision. The referee(s) shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable and legal orders that will be binding on the parties, and rule on any motion which would be authorized in court litigation, including without limitation motions to dismiss, for summary judgment, or for summary adjudication. The referee(s) shall award legal fees and costs (including the fees of the referee(s)) relating to the judicial reference proceeding, and to any related litigation or arbitration, in accordance with the terms of this Agreement. The award that results from the decision of the referee(s) shall be entered as a judgment in the court that appointed the referee(s), in accordance with the provisions of California Code of Civil Procedure Sections 644(a). Pursuant to California Code of Civil Procedure Sections 645, the parties reserve the right to seek appellate review of any judgment or order, including but not limited to, orders pertaining to class certification, to the same extent permitted in a court of law.

(c)

Arbitration Provisions. The Parties agree that judicial reference pursuant to Subsection (b) above is the preferred method of dispute resolution of all Claims, when available. The Parties therefore agree that injunctive relief, including a temporary restraining order, without the posting of any bond or security, shall be appropriate to enjoin the prosecution of any arbitration proceeding where the Claims at issue become subject to (and as long as they remain subject to) judicial reference pursuant to Subsection (b) above, provided that a Party moves for such relief within thirty (30) days of its receipt of a demand for arbitration of a Claim. However, with respect to any Claim brought in a forum other than a California state court, or brought in a California state court but judicial reference pursuant to Subsection (b) above is not available or enforced by the court, the arbitration provisions in this Subsection (c) (collectively, the “Arbitration Provisions”) shall apply to the Claim. In addition, if either of the Parties serves demand for arbitration of a Claim in accordance with these Arbitration Provisions, and the other Party does not move to enjoin the arbitration proceeding within thirty (30) days of receipt of the demand, the right to judicial reference shall be waived and the Claim shall remain subject to these Arbitration Provisions thereafter. The inclusion of these Arbitration Provisions in this Agreement shall not otherwise be deemed as any limitation or waiver of the judicial reference provisions. The Arbitration Provisions are as follows:

(i)

For any Claim for which these Arbitration Provisions apply (as defined in the immediately preceding paragraph), the Parties agree that at the request of any Party to this Agreement, such Claim shall be resolved by binding arbitration. The Claims shall be governed by the laws of the Governing Law State without regard to its conflicts of law principles. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. (the “Act”), shall apply to the construction, interpretation, and enforcement of these Arbitration Provisions, as well as to the confirmation of or appeal from any arbitration award.

(ii)

Arbitration proceedings will be determined in accordance with the Act, the then-current Commercial Finance rules and procedures of the American Arbitration Association or any successor thereof (“AAA”) (or any successor rules for arbitration of financial services disputes), and the terms of these Arbitration Provisions. In the event of any inconsistency, the terms of these Arbitration Provisions shall control. The arbitration shall be administered by the Parties and not the AAA and shall be conducted, unless otherwise required by law, at a location selected solely by the Bank in any U.S. state where real or tangible personal property collateral for this credit is located or where the Borrower has a place of business. If there is no such state, the Bank shall select a location in the Governing Law State.

(iii)	If aggregate Claims are One Million Dollars ($1,000,000) or less:

(A)

All issues shall be heard and determined by one neutral arbitrator. The arbitrator shall have experience with commercial financial services disputes and, if possible, prior judicial experience, and shall be selected pursuant to the AAA “Arbitrator Select: List and Appointment” process, to be initiated by the Bank. If the AAA “Arbitrator Select: List and Appointment” process is unavailable, the Bank shall initiate any successor process offered by the AAA or a similar process offered by any other nationally recognized alternative dispute resolution organization.

(B)

Unless the arbitrator has a dispositive motion under advisement or unforeseeable and unavoidable conflicts arise (as determined by the arbitrator), all arbitration hearings shall commence within ninety (90) days of the appointment of the arbitrator, and under any circumstances the award of the arbitrator shall be issued within one hundred twenty (120) days of the appointment of the arbitrator.

(C)

A Party shall be entitled to take no more than two (2) fact depositions, one or both of which may be taken in accordance with Fed. R. Civ. P. 30(b)(6), plus depositions of any experts designated by the other Party, each of seven (7) hours or less, during pre-hearing discovery.

(D)

There shall be no written discovery requests except a Party may serve document requests on the other Party not to exceed twenty (20) in number, including subparts. The requests shall be served within forty-five (45) days of the appointment of the arbitrator and shall be responded to within twenty-one (21) days of service.

(iv)	If aggregate Claims exceed One Million Dollars ($1,000,000):

(A)

The issues shall be heard and determined by one neutral arbitrator selected as above unless either Party requests that all issues be heard and determined by three (3) neutral arbitrators. In that event, each Party shall select an arbitrator with experience with commercial financial services disputes, and the two arbitrators shall select a third arbitrator, who shall have prior judicial experience. If the arbitrators cannot agree, the third arbitrator shall be selected pursuant to the AAA “Arbitrator Select: List and Appointment” process, to be initiated by the Bank.

(B)

Unless the arbitrator(s) have a dispositive motion under advisement or other good cause is shown (as determined by the arbitrator(s)), all arbitration hearings shall commence within one hundred twenty (120) days of the appointment of the arbitrator(s), and under any circumstances the award of the arbitrator(s) shall be issued within one hundred eighty (180) days of the appointment of the arbitrator(s).

(C)

A Party shall be entitled to take no more than five (5) fact depositions, one or more of which may be taken in accordance with Fed. R. Civ. P. 30(b)(6), plus depositions of any experts designated by the other Party, each of seven (7) hours or less, during pre-hearing discovery.

(D)

There shall be no written discovery requests except a Party may serve document requests on the other Party not to exceed thirty (30) in number, including subparts. The requests shall be served within forty-five (45) days of the appointment of the arbitrator(s) and shall be responded to within twenty-one (21) days of service.

(v)

Where a Party intends to rely upon the testimony of an expert on an issue for which the Party bears the burden of proof, the expert(s) must be disclosed within thirty (30) days following the appointment of the arbitrator(s), including a written report in accordance with Fed. R. Civ. P. 26(a)(2)(B). The arbitrator(s) shall exclude any expert not disclosed strictly in accordance herewith. The other Party shall have the right within thirty (30) days thereafter to take the deposition of the expert(s) (upon payment of the expert’s reasonable fees for the in-deposition time), and to identify rebuttal expert(s), including a written report in accordance with Fed. R. Civ. P. 26(a)(2)(B).

(vi)

The arbitrator(s) shall consider and rule on motions by the Parties to dismiss for failure to state a claim; to compel; and for summary judgment, in a manner substantively consistent with the corresponding Federal Rules of Civil Procedure. The arbitrator(s) shall enforce the “Apex” doctrine with regard to requested depositions of high-ranking executives of both Parties. The arbitrator(s) shall exclude any Claim not asserted within thirty (30) days following the demand for arbitration. This shall not prevent a Party from revising the calculation of damages on any existing theory. All discovery shall close at least one (1) week before any scheduled hearing date, and all hearing exhibits shall have been exchanged by the same deadline or they shall not be given weight by the arbitrator(s).

(vii)

The arbitrator(s) will give effect to applicable statutes of limitation in determining any Claim and shall dismiss the Claim if it is barred by the statutes of limitation. For purposes of the application of any statutes of limitation, the service of a written demand for arbitration or counterclaim pursuant to the Notices provision of this Agreement is the equivalent of the filing of a lawsuit. At the request of any Party made at any time, including at confirmation of an award, the resolution of a statutes of limitation defense to any Claim shall be decided de novo by a court of competent jurisdiction rather than by the arbitrator(s). Otherwise, any dispute concerning these Arbitration Provisions or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as otherwise set forth in this Dispute Resolution Provision.

(viii)

The arbitrator(s) shall have the power to award legal fees and costs relating to the arbitration proceeding and any related litigation or arbitration, pursuant to the terms of this Agreement. The arbitrator(s) shall provide a written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(ix)

The filing of a court action is not intended to constitute a waiver of the right of any Party, including the suing Party, thereafter to require submittal of the Claims to arbitration, unless the Party fails to make such demand for arbitration within ninety (90) days following the filing of the court action.

(x)

The arbitration proceedings shall be private. All documents, transcripts, and filings received by any Party shall not be disclosed by the recipient to any third parties other than attorneys, accountants, auditors, and financial advisors acting in the course of their representation, or as otherwise ordered by a court of competent jurisdiction. Any award also shall be kept confidential, although this specific requirement shall be void once the award must be submitted to a court for enforcement. The Parties agree that injunctive relief, including a temporary restraining order, from a trial court is the appropriate relief for breach of this paragraph, and they waive any security or the posting of a bond as a requirement for obtaining such relief.

(d)

Self-Help. This Dispute Resolution Provision does not limit the right of any Party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights; or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(e)

Class Action Waiver. Any arbitration or court trial (whether before a judge or jury or pursuant to judicial reference) of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). THE CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM. Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court or referee and not by an arbitrator. The Parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the Parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the Parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. THE PARTIES ACKNOWLEDGE AND AGREE THAT UNDER NO CIRCUMSTANCES WILL A CLASS ACTION BE ARBITRATED.

(f)

Jury Waiver. By agreeing to judicial reference or binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury as permitted by law in respect of any Claim. Furthermore, without intending in any way to limit the provisions hereof, to the extent any Claim is not submitted to judicial reference or arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by law in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY JUDICIAL REFERENCE, BY ARBITRATION, OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS DISPUTE RESOLUTION PROVISION IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (iii) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

10.6	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.7	Expenses.

(a)

The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank’s continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any other Obligor (iii) the Bank’s costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower or any other Obligor that are paid, incurred or advanced by the Bank.

(b)

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, (iii) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower’s sales or leases to or performance of services for debtors obligated upon the Borrower’s accounts receivable and disclosures in connection therewith, and (iv) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim, including, without limitation, any act resulting from the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual, in each case except to the extent resulting from the gross negligence or willful misconduct of Bank or its officers, employees or agents. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

(c)

The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with (a) the enforcement or preservation of the Bank’s rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any “workout” or restructuring, and (b) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other person or entity.

10.8	Individual Liability.

If the Borrower is a natural person, the Bank may proceed against the Borrower’s business and non-business property in enforcing this Agreement and other agreements relating to this loan. If the Borrower is a partnership, the Bank may proceed against the business and non-business property of each general partner of the Borrower in enforcing this Agreement and other agreements relating to this loan.

10.9	Set-Off.

Upon and after the occurrence of an event of default under this Agreement, (a) the Borrower hereby authorizes the Bank at any time without notice and whether or not the Bank shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower’s indebtedness and obligations to the Bank under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Bank to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such indebtedness and obligations of the Borrower to the Bank and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all such indebtedness and obligations of the Borrower to the Bank.

10.10	One Agreement.

This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.11	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax number(s) listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing (any such notice a “Written Notice”). Written Notices shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered. In lieu of a Written Notice, notices and/or communications from the Bank to the Borrower may, to the extent permitted by law, be delivered electronically (i) by transmitting the communication to the electronic address provided by the Borrower or to such other electronic address as the Borrower may specify from time to time in writing, or (ii) by posting the communication on a website and sending the Borrower a notice to the Borrower’s postal address or electronic address telling the Borrower that the communication has been posted, its location, and providing instructions on how to view it (any such notice, an “Electronic Notice”). Electronic Notices shall be effective when the communication, or a notice advising of its posting to a website, is sent to the Borrower’s electronic address.

10.12	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.13	Counterparts.

This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

10.14	Borrower/Obligor Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports and other credit bureau information from time to time in connection with the administration, servicing and collection of the loans under this Agreement. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and all other Obligors as is consistent with the Bank’s policies and practices from time to time in effect.

10.15	Customary Advertising Material.

The Borrower consents to the publication by the Bank of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower.

10.16	Amendments.

This Agreement may only be amended by a writing signed by the parties hereto; which, to the extent expressly agreed to by the Bank in its discretion, may include being amended by an Electronic Record signed by the parties hereto using Electronic Signatures pursuant to the terms of this Agreement.

10.17	Electronic Records and Signatures.

This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may, if agreed by the Bank, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf. The Borrower agrees that any Electronic Signature (including, without limitation, facsimile or .pdf) on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the Bank. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Bank may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Bank’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Bank is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Bank pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Bank has agreed to accept such Electronic Signature, the Bank shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Obligor without further verification and (b) upon the request of the Bank any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.	RF Industries, Ltd.,
a Nevada corporation

By: /s/ Ricardo A. Macedo	By: /s/ Peter Yin
Name: Ricardo A. Macedo	Name: Peter Yin
Title: Senior Vice President	Title: Chief Financial Officer

Address where notices to	Address where notices to
the Bank are to be sent:	the Borrower are to be sent:

Bank of America, N.A.	RF Industries, Ltd.
Gateway Village-900 Building	7610 Miramar Road, Suite 6000
NC1-026-06-06	San Diego, California 92126-4238
900 W. Trade Street	Telephone: ___________________
Charlotte, North Carolina 28255

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

SCHEDULE 4.1

FEES

(a)	Facility No. 1 Fee.

The Borrower agrees to pay a loan fee for Facility No. 1 in the amount of Five Thousand and No/100 Dollars ($5,000.00). This fee is due on the date of this Agreement.

(b)	Facility No. 2 Fee.

The Borrower agrees to pay a loan fee for Facility No. 2 in the amount of Ten Thousand and No/100 Dollars ($10,000.00). This fee is due on the date of this Agreement.

(c)	Waiver Fee.

If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(d)	Late Fee.

To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

(e)	Returned Payment Fee.

The Bank, in its discretion, may collect from the Borrower a returned payment fee each time a payment is returned or if there are insufficient funds in the designated account when a payment is attempted through automatic payment.